WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Colt Road, Suite 907	(972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

April 4, 2014

Glori Energy Inc.

4315 South Drive

Houston, Texas 77053

Re:	Glori Energy Inc., Registration Statement on Form S-4

Gentlemen:

The firm of William M. Cobb & Associates, Inc. consents to the use of its name and to the use of its projections for Glori Energy Inc.’s Proved Reserves and Future Net Revenue in Glori’s Registration Statement on Form S-4.

William M. Cobb & Associates, Inc. has no interests in Glori Energy Inc. or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Glori Energy Inc. Glori Energy Inc. does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Frank J. Marek, P.E.
Frank J. Marek, P.E.
President

/s/ M. Fred Duewall, P.E.
M. Fred Duewall, P.E.
Senior Vice President

MFD:ar

M/Glori S-4 031914